ATTACHMENT FOR CURRENT FILING OF N-SAR

SUB-ITEM 77C

Special Shareholder Meeting (unaudited)

On May 24, 2013 a Special Meeting of the Shareholders of Asia Total Return Bond Fund, a series of John Hancock Funds II was held at 601 Congress Street, Boston, Massachusetts at 2:00 p.m., Eastern Time for the purpose of considering and voting upon:

Proposal: To change the Fund’s diversification investment policy, as defined in the Investment Company Act of 1940, as amended, from diversified to non-diversified.

FOR	AGAINST	ABSTAIN
41,304,634.82	0	0

Special Shareholder Meeting (unaudited)

On August 7, 2013 a Special Meeting of the Shareholders of Emerging Markets Debt Fund, a series of John Hancock Funds II was held at 601 Congress Street, Boston, Massachusetts at 3:00 p.m., Eastern Time for the purpose of considering and voting upon:

Proposal: To change the Fund’s diversification investment policy, as defined in the Investment Company Act of 1940, as amended, from “diversified” to “non-diversified”.

FOR	AGAINST	ABSTAIN
15,345,615.37	0	0